Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS THIRD QUARTER 2021 RESULTS

LOS ANGELES--Ares Management Corporation (NYSE:ARES) today reported its financial results for its third quarter ended September 30, 2021.

GAAP net income attributable to Ares Management Corporation was $84.7 million for the quarter ended September 30, 2021. On a basic basis, net income attributable to Ares Management Corporation per share of Class A and non-voting common stock was $0.49 for the quarter ended September 30, 2021. On a diluted basis, net income attributable to Ares Management Corporation per share of Class A and non-voting common stock was $0.45 for the quarter ended September 30, 2021.

After-tax realized income was $192.9 million for the quarter ended September 30, 2021. After-tax realized income per share of Class A and non-voting common stock was $0.62 for the quarter ended September 30, 2021. Fee related earnings was $182.3 million for the quarter ended September 30, 2021.

“Our third quarter results demonstrate our continued strong performance across our key metrics with record levels of AUM, management fees and fee related earnings, all of which grew more than 50% on a year over year basis,” said Michael Arougheti, Chief Executive Officer and President of Ares. “We raised more than $20 billion in capital for the second straight quarter, bringing year to date fundraising to a new annual record of $51.6 billion as institutional and retail investors continue to seek the benefits of private market alternatives. We are also seeing strong demand for our perpetual capital strategies which increased more than 70% year over year and now accounts for $71 billion of our AUM.”

“Our third quarter marked our first full quarter of financial results for both our Landmark Partners and Black Creek Group acquisitions and we are already benefitting from their strong fund performance and synergies,” said Jarrod Phillips, Chief Financial Officer of Ares. “Our strong fund performance has led to a new record level of net accrued performance income, up 127% over the past year.”

Common Dividend

Ares declared a quarterly dividend of $0.47 per share of its Class A and non-voting common stock, payable on December 31, 2021 to its Class A and non-voting common stockholders of record at the close of business on December 17, 2021.

Dividend Reinvestment Program

Ares has a Dividend Reinvestment Program for its Class A common stockholders that will be effective for the quarterly dividend on December 31, 2021. American Stock Transfer and Trust Company is engaged to administer the plan on behalf of Ares. Additional information can be located on the Investor Resources section of our website.

Additional Information

Ares issued a full detailed presentation of its third quarter 2021 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "Third Quarter 2021 Earnings Presentation."

Conference Call and Webcast Information

Ares will host a conference call on October 27, 2021 at 12:00 p.m. (Eastern Time) to discuss third quarter results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 2643864 followed by the # sign and reference “Ares Management Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through November 24, 2021 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10159844. An archived replay will also be available through November 24, 2021 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, private equity, real estate and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of September 30, 2021, Ares Management Corporation's global platform had approximately $282 billion of assets under management, with approximately 2,000 employees operating across North America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

Forward-Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "predicts," "intends," "plans," "estimates," "anticipates," "foresees" or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Greg Mason	Cameron Rudd
cdrake@aresmgmt.com	gmason@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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